Exhibit 10.51

Domtar Inc. 395, boul. de Maisonneuve Ouest Montréal QC H3A 1L6 Canada Tél: (514) 848-5400	Domtar Inc. 395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6 Canada Tel: (514) 848-5400

June 29, 2009

STRICTLY PERSONAL AND CONFIDENTIAL

Mr. Gilles Pharand

292 Notre Dame de Fatima

Laval, Quebec

H7G 3Y9

Dear Gilles:

Further to our discussions, this confirms our agreement relative to your departure. Your departure date has been determined to be June 30, 2009 (the “Departure Date”).

In order to lessen the impact of this decision, and in consideration of the mutual promises contained in this letter (the “Letter”) and your execution, delivery and non-revocation of the attached release (the “Release”), Domtar Corporation (“Domtar” or the “Corporation”) will provide you with the payments and benefits set forth below.

Severance Allowance

You will be entitled to severance under the Severance Program for Management Committee Members (the “Severance Plan”). Domtar will pay you a severance allowance under the Severance Plan of CAN$700,000 less applicable statutory deductions, representing 24 months of base salary. Such amount shall be paid in a lump sum before July 30 and as soon as reasonably practicable after the Departure Date, subject to the terms and conditions of the Severance Plan, this Letter and the Release.

You can transfer up to $55,000 of your severance pay directly to your personal RRSP. Tax will not be withheld from the part of your severance payment that you transfer directly to your RRSP. The eligible portion is calculated as the sum of $2,000 times the number of years of service with Domtar before 1996 (26 years) and $1,500 times the number of years before 1989 during which you did not receive credit under the registered pension plan (2 years).

Retirement

•	You have requested, and I agree, that your retirement date will be July 1, 2009 (the “Retirement Date”).

•	Please see the attached documents on pension for an estimate of your pension benefits, which will be paid under and in accordance with the Domtar pension plans in which you participate.

Group Insurance

You will maintain your actual coverage under the Domtar group insurance program, with the exception of disability coverage, optional life insurance and optional AD&D, and under the Domtar Executive Health Program at Medisys, for a period of two (2) years following your Departure Date or until you find new employment, whichever event comes first. Waiver of premiums for life insurance and AD&D will not be extended. After that period, you will benefit from the retiree group insurance program.

Vacation Pay

No later than 30 days following your departure, you will receive a lump sum payment for any vacation accrued but unpaid as of June 30, 2009. According to our records, you have 21 days of 2008 unused vacation and you will have 30 days of vacation accrued from July 1, 2008 to June 30, 2009.

Annual Incentive Plan

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You will be eligible for a bonus under our 2009 Annual Incentive Plan, subject to the satisfaction of the applicable performance criteria. The bonus, if any, will be based on Domtar’s performance relative to the performance criteria under the Annual Incentive Plan, calculated based on your actual base salary paid in 2009 through the Departure Date and your bonus target of 58.75%. Payment will be made in accordance with the terms of the Annual Incentive Plan at the same time as payments are made to other executives and in any event, no later than March 15, 2010.

Executive Stock Option Plan

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After your Departure Date, you will not accrue any additional vesting or exercisability of stock options granted to you under the Executive Stock Option and Share Purchase Plan (the “Executive Stock Option Plan”). Your departure shall be considered a retirement for purposes of the Executive Stock Option Plan.

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Subject to you taking retirement on the Retirement Date, you will have until the earlier of the third anniversary of the Departure Date (June 30, 2012) and the normal expiration date of the stock options to exercise the vested stock options granted to you under the Executive Stock Option Plan, subject to the provisions of the Executive Stock Option Plan, your grant letter governing the vested options, and this Letter. The stock options not vested as of the Departure Date will be cancelled and forfeited without payment effective as of the Departure Date. You agree that the calculation of the number of vested and forfeited options reflected in the table attached to this Letter is correct and that you have no rights with respect to such options other than to exercise the vested options in accordance with the provisions of the Executive Stock Option Plan, your grant letter and this Letter.

•	For more information, please contact Josée Turgeon at 514-848-5555, ext. 85475.

Omnibus Incentive Plan

•	Subject to the terms and conditions of this Letter, we intend to treat your departure as a “Retirement” under the Domtar Corporation 2007 Omnibus Incentive Plan (the “Omnibus Plan”).

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Subject to your retirement on the Retirement Date, a pro rata portion of the unvested stock options granted to you, calculated in accordance with the provisions of the Omnibus Plan, will vest as of the Departure Date and you will have until the earlier of the fifth anniversary of the Departure Date (June 30, 2014) and the normal expiration date of the stock options to exercise the vested stock options granted to you under the Omnibus Plan, subject to the provisions of the Omnibus Plan, the award agreement governing the vested options and this Letter. The stock options granted to you under the Omnibus Plan that do not vest on the Departure Date will be cancelled and forfeited without payment effective as of the Departure Date. You agree that the calculation of the number of vested and forfeited options reflected in the table attached to this Letter is correct and that you have no rights with respect to such options other than to exercise the vested options in accordance with the provisions of the Omnibus Plan, your award agreement and this Letter.

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Subject to your retirement on the Retirement Date, a pro rata portion of your Restricted Stock Units (“RSUs”), calculated in accordance with the provisions of the Omnibus Plan, will vest on your Departure Date. Your 2009 RSUs will be paid on your Departure Date and your 2007 and 2008 RSUs will be paid on January 31, 2010, in each case subject to the provisions of the Omnibus Plan, the award agreement governing the vested RSUs and this Letter. The RSUs granted to you under the Omnibus Plan that do not vest on the Departure Date will be cancelled and forfeited without payment effective as of the Departure Date. You agree that the calculation of the number of vested and forfeited RSUs reflected in the table attached to this Letter is correct and that you have no rights with respect to such RSUs other than to settlement of the vested RSUs in accordance with the provisions of the Omnibus Plan, your award agreement and this Letter.

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Subject to your retirement on the Retirement Date, a pro rata portion of the Performance Conditioned Restricted Stock Units (“PCRSUs”), calculated in accordance with the provisions of the Omnibus Plan, that would have vested had you remained employed through the applicable vesting date will vest and be paid out at the same time as similar awards are paid out, subject to satisfaction of the performance goals and to the provisions of the Omnibus Plan, the award agreement governing the PCRSUs and this Letter. The PCRSUs granted to you under the Omnibus Plan that do not vest as described above will be cancelled and forfeited without payment. You agree that you have no rights with respect to such PCRSUs other than to settlement of vested PCRSUs in accordance with the provisions of the Omnibus Plan, your award agreement and this Letter.

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All of the synergy PCRSUs which have vested and with regard to which you have elected to defer the settlement will be settled on the earlier of the fifth anniversary of the Departure Date (i.e., June 30, 2014) or ten days after you have given written notice to the Board that you wish your synergy PCRSUs to be settled.

•	For more information, please contact Josée Turgeon at 514-848-5555, ext. 85475.

Company Car

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On your Departure Date, you will be required to return the car to the Corporation. Should you be interested in buying the car, please contact Josée Turgeon at (514) 848-5555 extension 85475 who will coordinate with Deragon.

Outplacement Services

•	You will be entitled to reasonable outplacement services under the Corporation’s outplacement program.

Financial Counseling

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You will be entitled to reimbursement for up to $5,000 of financial counseling received through December 31, 2010, which amount and counseling will include assistance with tax returns with respect to tax year 2009. Reimbursement payments will be made to you promptly following submission of receipts for services, provided that receipts are submitted within 90 days. No reimbursement payment will be made later than December 31, 2010. You understand that this reimbursement may be a taxable benefit.

Definitions

For purposes of the Non-Solicitation, Non-Recruitment and Confidentiality paragraphs below, the following meanings shall be ascribed to the following terms:

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“Business of Employer” means manufacturing, marketing, selling, distributing or otherwise providing: pulp and paper products (including tissue and papers commonly used in copying, pamphlets, brochures, stationary, catalogues, posters, cards, packaging, envelopes, candy wrappings, surgical gowns and other forms of uncoated free sheet paper and coated groundwood paper) and wood products (including lumber, wood chips, sawdust and wood shavings).

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“Confidential Information” means information about the Corporation and its employees, customers and/or suppliers which is not generally known outside of the Corporation, which employee learns or learned of in connection with employee’s employment with the company, and which would be useful to competitors of the Corporation. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (2) the terms upon which the Corporation obtains products from its suppliers and/or sells products to customers; (3) the nature, origin, composition and development of the Corporation’s products; and (4) the manner in which the Corporation provides products and services to its customers.

•	“Material Contact” means personal contact or the supervision of the efforts of those who have direct personal contact with a supplier or customer.

Non-Recruitment of Employees

During the period beginning on your Departure Date and ending two (2) years thereafter, you agree that you will not directly or indirectly solicit or attempt to solicit any employee of Domtar with whom you had Material Contact during the last three years of your employment to terminate or resign such employee’s employment with Domtar.

Confidentiality

During the period beginning on your Departure Date and ending three (3) years thereafter, you agree that you will not, directly or indirectly, use, copy, disclose, distribute or otherwise make use of any Confidential Information of Domtar. You further agree that if you are questioned about information subject to this Letter by anyone not authorized to receive such information, you will promptly notify an officer of Domtar. Nothing contained herein shall limit Domtar’s rights under civil or statutory law (including federal and provincial laws governing trade secrets), which may provide for longer restrictions on use or disclosure.

Acknowledgments

You agree that the various agreements contained in the Non-Solicitation, Non-Recruitment and Confidentiality paragraphs above (the “Protective Covenants”) are reasonable as to time, scope and territory given Domtar’s need to protect its business, personnel, trade secrets and Confidential Information. You acknowledge that you have substantial experience and knowledge such that you can readily obtain subsequent employment which does not violate this Letter.

Unemployment

You should be aware that we will be reporting both your severance pay and your vacation pay to the appropriate unemployment agency as pay for the number of weeks that they were based on and as being allocated to the weeks immediately following your last day of work.

No Right of Reemployment

By your signature below, you acknowledge and agree that you have no recall or similar reemployment rights as a result of the termination of your employment. Any further reemployment is solely within the discretion of Domtar and will require written approval of the President and Chief Executive Officer of the Corporation, if your rehire occurs within one year of your termination date. In the event Domtar or any of its subsidiaries or affiliates ever reemploys you, you understand that your years of service, on which your current severance benefits are based, will not be recognized as years of service for any future severance benefits.

Release and Knowing Waiver of Claims

Attached to this Letter is a Release. The Release must be executed and delivered by you on the Departure Date.

By accepting these severance benefits and payments as evidenced by your signature below, you agree that the calculation of your lump sum benefit is correct and that you are not entitled to receive any other severance payments or benefits as a result of the termination of your employment. You acknowledge that your receipt of each of the payments and benefits described in this Letter is contingent upon your continued employment through the Departure Date, your execution and delivery of the Release concurrently with this Letter, and your adherence to the terms of this Letter and the attached Release.

Sole Agreement Severability; Governing Law

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This Letter and the Release together constitute the sole agreement between you and Domtar regarding your termination of employment, the severance benefits and payments to be provided to you, and the other subjects addressed therein. All prior correspondence and proposals (including summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subjects are merged into and superseded by this Letter and the Release.

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In the event that any one or more of the provisions of this Letter or the Release shall be or become invalid, illegal or unenforceable in any respect, the remaining provisions contained in the Letter and Release shall continue to be legally valid and remain in full force and effect.

•	This Letter and the Release are governed by and construed in accordance with the laws of the Province of Quebec without regard for conflict of laws rules.

*****

We urge you to review the terms of this Letter and the attached Release and to discuss them with your family, an attorney of your choice or your financial or tax advisors before accepting the terms and making a decision. By signing, you acknowledge that you have been provided sufficient time in which to consider the terms of this Letter and the Release.

If, following such review, you agree with the terms and conditions of this Letter, please sign the two copies of this Letter and the attached Release in the spaces provided, and return both copies of each signed document to Zygmunt Jablonski at Domtar House or in the enclosed self-addressed stamped envelope. A fully executed set of documents will be provided to you shortly following receipt by Domtar of your signed Letter and Release. Enclosed are two sets of original documents so that you may retain one for your files.

I extend to you our best wishes for success in your future endeavors.

Yours truly,

DOMTAR CORPORATION

By:	/s/ Zygmunt Jablonski
Zygmunt Jablonski Senior Vice-President, Law and Corporate Affairs

Enclosures

I agree to accept the terms and conditions contained in this Letter.

/s/ Gilles Pharand	/s/ Razvan L. Theodoru
Signature	Witness

June 29, 2009	June 29, 2009
Date	Date

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